PETMED EXPRESS, INC.
2024 INDUCEMENT INCENTIVE PLAN
1.Purpose; Effective Date.
(a)Purpose. The PetMed Express, Inc. 2024 Inducement Incentive Plan (the “Plan”) has two complementary purposes: (i) to attract and retain outstanding individuals to serve as employees and (ii) to increase stockholder value. The Plan will provide participants incentives to increase stockholder value by offering the opportunity to acquire shares of the Company’s common stock, receive monetary payments based on the value of such common stock, or receive other incentive compensation, on the potentially favorable terms that this Plan provides.
(b)Effective Date. The Plan will become effective, and Awards may be granted under this Plan, on and after the Effective Date. The Plan will terminate as provided in Section 14.
2.Definitions. Capitalized terms used and not otherwise defined in this Plan or in any Award agreement have the following meanings:
(a)“Administrator” means the Board or the Committee; provided that, to the extent the Board or the Committee has delegated authority and responsibility as an Administrator of the Plan to one or more committees or officers of the Company as permitted by Section 3(b), the term “Administrator” shall also mean such committee(s) and/or officer(s).
(b)“Affiliate” has the meaning ascribed to such term in Rule 12b-2 under the Exchange Act. Notwithstanding the foregoing, for purposes of determining those individuals to whom an Option or a Stock Appreciation Right may be granted, the term “Affiliate” means any entity that, directly or through one or more intermediaries, is controlled by or is under common control with, the Company within the meaning of Code Sections 414(b) or (c); provided that, in applying such provisions, the phrase “at least 20 percent” shall be used in place of “at least 80 percent” each place it appears therein.
(c)“Applicable Exchange” means the national securities exchange or automated trading system on which the Stock is principally traded at the applicable time.
(d)“Award” means a grant of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Stock Units, Stock, a Cash Incentive Award, or any other type of award permitted under this Plan.
(e)“Board” means the Board of Directors of the Company.
(f)“Cause” means, with respect to a Participant, one of the following, which are listed in order of priority:
(i)the meaning given in a Participant’s employment, retention, change of control, severance or similar agreement with the Company or any Affiliate; or if none then
(ii)the meaning given in the Award agreement; or if none then

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(iii)the meaning given in the Company’s employment policies as in effect at the time of the determination (or if the determination of Cause is being made within two years following a Change of Control, the meaning given in the Company’s employment policies as in effect immediately prior to the Change of Control); or if none then
(iv)the occurrence of any of the following: (x) the repeated failure or refusal of the Participant to follow the lawful directives of the Company or an Affiliate (except due to sickness, injury or disabilities), (y) gross inattention to duty or any other willful, reckless or grossly negligent act (or omission to act) by the Participant, which, in the good faith judgment of the Company, could result in a material injury to the Company or an Affiliate including but not limited to the repeated failure to follow the policies and procedures of the Company, or (z) the commission by the Participant of a felony or other crime involving moral turpitude or the commission by the Participant of an act of financial dishonesty against the Company or an Affiliate.
(g)A “Change of Control” shall have the meaning given in an Award agreement, or if none, shall be deemed to exist if any of the following occurs:
(i)any person, as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act, becomes a beneficial owner (within the meaning of Rule 13d-3 under such Act) of 20% or more of the Company's outstanding Stock;
(ii)within any 24 month period, the persons who were directors of the Company immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to the Company, provided that any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director (A) was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of this Section 2(g)(ii), and (B) was not designated by a person who has entered into an agreement with the Company to effect a transaction described in Section 2(g)(iii); or
(iii)the Company is merged, consolidated or reorganized into or with, or sells all or substantially all of its assets to, another company or other entity, and immediately after such transaction less than 80% of the voting power of the then-outstanding securities of such company or other entity immediately after such transaction is held in the aggregate by holders of the Stock immediately before such transaction.
If an Award is considered deferred compensation subject to the provisions of Code Section 409A (whether by its terms or a result of a valid deferral election) and is payable upon a Change of Control, then the foregoing definition shall be deemed amended to the minimum extent necessary to comply with Code Section 409A, and the Administrator may include such amended definition in the Award agreement issued with respect to such Award.
(h)“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any successor provision and the regulations promulgated under such provision.

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(i)“Committee” means the Compensation Committee of the Board, any successor committee thereto or such other committee of the Board that is designated by the Board with the same or similar authority. The Committee shall consist only of Non-Employee Directors (not fewer than two (2)) who meet the definition of “non-employee director” under Rule 16b-3(b)(3) promulgated under the Exchange Act to the extent necessary for the Plan and Awards to comply with Rule 16b-3 promulgated under the Exchange Act.
(j)“Company” means PetMed Express, Inc., a Florida corporation, or any successor thereto.
(k)“Director” means a member of the Board.
(l)“Disability” means a Participant’s inability to substantially perform his or her duties in his or her normal and regular manner, with reasonable accommodation, for more than ninety (90) days (whether consecutive or not) in any twelve (12) month period, as evidenced by a certificate signed either by a physician mutually acceptable to the Company and employee or, if the parties cannot agree, by a physician selected by agreement of a physician designated by the Company and a physician designated by the Participant. The Participant shall submit to a reasonable number of examinations by the physician making the determination of Disability, and the Participant hereby authorizes the disclosure and release of all supporting medical records to the Company.
(m)“Dividend Equivalent” means the right to receive a payment, in cash or Shares, equal to the cash dividends or other cash distributions paid with respect to a Share.
(n)“Effective Date” means September 27, 2024.
(o)“Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act includes any successor provision and the regulations and rules promulgated under such provision.
(p)“Fair Market Value” means, per Share on a particular date, a price that is based on the opening, closing, actual, high or low sale price, or the arithmetic mean of selling prices of, a Share, on the Applicable Exchange on the applicable date, the preceding trading day, the next succeeding trading day, or the arithmetic mean of selling prices on all trading days over a specified averaging period weighted by volume of trading on each trading day in the period that is within 30 days before or 30 days after the applicable date, as determined by the Board or the Committee in its discretion; provided that, if an arithmetic mean of prices is used to set a grant price or an exercise price for an Option or Stock Appreciation Right, the commitment to grant the applicable Award based on such arithmetic mean must be irrevocable before the beginning of the specified averaging period in accordance with Treasury Regulation §1.409A-1(b)(5)(iv)(A). The method of determining Fair Market Value with respect to an Award shall be determined by the Board or the Committee and may differ depending on whether Fair Market Value is in reference to the grant, exercise, vesting, settlement, or payout of an Award; provided that, if the Board or the Committee does not specify a different method, the Fair Market Value of a Share as of a given date shall be the closing sale price as of the trading day immediately preceding the date as of which Fair Market Value is to be determined or, if there shall be no such sale on such date, the next preceding day on which such a sale shall have occurred. If the Stock is not traded on an established stock exchange, the Committee shall determine in good faith the Fair Market

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Value in whatever manner it considers appropriate, but based on objective criteria. Notwithstanding the foregoing, in the case of an actual sale of Shares, the actual sale price shall be the Fair Market Value of such Shares.
(q)“Non-Employee Director” means a Director who is not also an employee of the Company or its Subsidiaries.
(r)“Option” means the right to purchase Shares at a stated price for a specified period of time, provided that no Option shall constitute an “incentive stock option” as defined in Section 422 of the Code.
(s)“Participant” means an individual selected by the Administrator to receive an Award.
(t)“Performance Goals” means any objective or subjective goals the Administrator establishes with respect to an Award. Performance Goals may include, but are not limited to, the performance of the Company or any one or more of its Subsidiaries, Affiliates or other business units with respect to the following measures: net sales; cost of sales; gross income; gross revenue; revenue; operating income; earnings before taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings before interest, taxes, depreciation, amortization and exception items; income from continuing operations; net income; earnings per share; diluted earnings per share; total stockholder return; Fair Market Value; cash flow; net cash provided by operating activities; net cash provided by operating activities less net cash used in investing activities; ratio of debt to debt plus equity; return on stockholder equity; return on invested capital; return on average total capital employed; return on net capital employed; return on assets; return on net assets employed before interest and taxes; operating working capital; average accounts receivable (calculated by taking the average of accounts receivable at the end of each month); average inventories (calculated by taking the average of inventories at the end of each month); economic value added; succession planning; manufacturing return on assets; manufacturing margin; and customer satisfaction. Performance Goals may also relate to a Participant’s individual performance.
The Administrator reserves the right to adjust Performance Goals, or modify the manner of measuring or evaluating a Performance Goal, for any reason the Administrator determines is appropriate, including but not limited to: (i) by excluding the effects of charges for reorganizing and restructuring; discontinued operations; asset write-downs; gains or losses on the disposition of a business; or mergers, acquisitions or dispositions; and extraordinary, unusual and/or non-recurring items of gain or loss; (ii) excluding the costs of litigation, claims, judgments or settlements; (iii) excluding the effects of changes laws or regulations affecting reported results, or changes in tax or accounting principles, regulations or law; and (iv) excluding any accruals of amounts related to payments under the Plan or any other compensation arrangement maintained by the Company or an Affiliate.
The inclusion in an Award agreement of specific adjustments or modifications shall not be deemed to preclude the Administrator from making other adjustments or modifications, in its discretion, as described herein, unless the Award agreement provides that the adjustments or modifications described in such agreement shall be the sole adjustments or modifications.

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(u)“Performance Stock Unit” means the right to receive a Share or a cash payment the value of which is equal to the Fair Market Value of one Share to the extent Performance Goals are achieved.
(v)“Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, or any group of Persons acting in concert that would be considered “persons acting as a group” within the meaning of Treas. Reg. § 1.409A-3(i)(5).
(w)“Plan” means this PetMed Express, Inc. 2024 Inducement Incentive Plan, as it may be amended from time to time.
(x)“Restricted Stock” means Shares that are subject to a risk of forfeiture or restrictions on transfer, or both a risk of forfeiture and restrictions on transfer, which may lapse upon the achievement or partial achievement of Performance Goals or upon the completion of a period of service, or both.
(y)“Restricted Stock Unit” means the right to receive a Share or a cash payment the value of which is equal to the Fair Market Value of one Share.
(z)“Section 16 Participants” means Participants who are subject to the provisions of Section 16 of the Exchange Act.
(aa)“Share” means a share of Stock.
(ab)“Stock” means the common stock of the Company.
(ac)“Stock Appreciation Right” or “SAR” means the right to receive a cash payment, and/or Shares with a Fair Market Value, equal to the appreciation of the Fair Market Value of a Share during a specified period of time.
(ad)“Subsidiary” means any corporation, limited liability company or other limited liability entity in an unbroken chain of entities beginning with the Company if each of the entities (other than the last entities in the chain) owns the stock or equity interest possessing more than fifty percent (50%) of the total combined voting power of all classes of stock or other equity interests in one of the other entities in the chain.
3.Administration.
(a)Administration. In addition to the authority specifically granted to the Administrator in this Plan, the Administrator has full discretionary authority to administer this Plan, including but not limited to the authority to: (i) interpret the provisions of this Plan or any agreement covering an Award; (ii) prescribe, amend and rescind rules and regulations relating to this Plan; (iii) correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award or any agreement covering an Award in the manner and to the extent it deems desirable to carry this Plan or such Award into effect; and (iv) make all other determinations necessary or advisable for the administration of this Plan. All Administrator determinations shall be made in the sole discretion of the Administrator and are final and binding on all interested parties.

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(b)Delegation to Other Committees or Officers. To the extent applicable law permits, the Board may delegate to another committee of the Board, or the Committee may delegate to a subcommittee of the Committee or to one or more officers of the Company, any or all of their respective authority and responsibility as an Administrator of the Plan; provided that no such delegation is permitted with respect to Stock-based Awards made to Section 16 Participants at the time any such delegated authority or responsibility is exercised unless the delegation is to another committee of the Board consisting entirely of Non-Employee Directors. If the Board or the Committee has made such a delegation, then all references to the Administrator in this Plan include such other committee, subcommittee or one or more officers to the extent of such delegation.
(c)No Liability; Indemnification. No member of the Board or the Committee, and no officer or member of any other committee to whom a delegation under Section 3(b) has been made, will be liable for any act done, or determination made, by the individual in good faith with respect to the Plan or any Award. The Company will indemnify and hold harmless each such individual as to any acts or omissions, or determinations made, in each case done or made in good faith, with respect to this Plan or any Award to the maximum extent that the law and the Company’s By-Laws permit.
(d)Actions Required Upon Grant of Award. Following the issuance of any Award under the Plan, the Company shall, in accordance with the listing requirements of the applicable securities exchange, (a) promptly issue a press release disclosing the material terms of the grant, including the recipient(s) of the grant and the number of shares involved (and if the disclosure relates to an award to only one person, or to executive officers, or the award was individually negotiated, then the disclosure must include the identity of the recipient), and (b) notify the applicable securities exchange of such grant no later than the earlier to occur of (i) five calendar days after entering into the agreement to issue the Award or (ii) the date of the public announcement of the Award.
4.Eligibility. The Administrator may designate any of the following as a Participant from time to time, to the extent of the Administrator’s authority: any prospective employee who is commencing employment with the Company or any Subsidiary, or is being rehired following a bona fide period interruption of employment by the Company or any Subsidiary, if he or she is granted an Award in connection with his or her commencement of employment with the Company or any Subsidiary and such grant is an inducement material to his or her entering into employment with the Company or any Subsidiary (within the meaning of Nasdaq Stock Market Rule 5635(c)(4) or any successor rule, if the Company’s securities are traded on the Nasdaq Stock Market, and/or the applicable requirements of any other established stock exchange on which the Company’s securities are traded, as applicable, as such rules and requirements may be amended from time to time). Notwithstanding the foregoing, a Participant shall not include any prospective employee who has previously been an employee or director of the Company unless following a bona fide period of non-employment by the Company or any Subsidiary. The Administrator may in its discretion adopt procedures from time to time to ensure that a prospective employee is eligible to participate in the Plan prior to the granting of any Awards to such individual under the Plan (including without limitation a requirement that each such prospective employee certify to the Company prior to the receipt of an Award under the Plan that he or she has not been previously employed by the Company or any Subsidiary, or if previously employed, has had a bona fide period of interruption of employment, and that the

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grant of Awards under the Plan is an inducement material to his or her agreement to enter into employment with the Company or any Subsidiary).
5.Types of Awards. Subject to the terms of this Plan, the Administrator may grant any type of Award to any Participant it selects. Awards may be granted alone or in addition to, in tandem with, or (subject to the prohibition on repricing set forth in Section 14(e)) in substitution for any other Award (or any other award granted under another plan of the Company or any Affiliate, including the plan of an acquired entity).
6.Shares Reserved under this Plan.
(a)Plan Reserve. Subject to adjustment as provided in Section 16, an aggregate of Three Hundred Fifty Thousand (350,000). The Shares reserved for issuance may be either authorized and unissued Shares or Shares reacquired at any time and now or hereafter held as treasury stock.
(b)Depletion of Shares Under this Plan. The aggregate number of Shares reserved under Section 6(a) shall be depleted on the date of grant of an Award by the maximum number of Shares, if any, with respect to which such Award is granted. The reserve shall also be depleted by any Shares issued in settlement of a Dividend Equivalent.
(c)Replenishment of Shares.
(i)If (A) an Award lapses, expires, terminates or is cancelled without the issuance of Shares under the Award (whether due currently or on a deferred basis) or is settled in cash, (B) it is determined during or at the conclusion of the term of an Award that all or some portion of the Shares with respect to which the Award was granted will not be issuable on the basis that the conditions for such issuance will not be satisfied, (C) Shares are forfeited under an Award, or (D) Shares are issued under any Award and the Company subsequently reacquires them pursuant to rights reserved upon the issuance of the Shares (such as the right to repurchase Restricted Stock at the amount paid by the Participant), then such Shares shall be recredited to the Plan’s reserve and may again be used for new Awards under the Plan.
(ii)For clarity, the following Shares will not be recredited to the Plan’s reserve: (A) Shares tendered or withheld in payment of the exercise price of an Option or as a result of the net settlement of an outstanding Stock Appreciation Right; (B) Shares tendered or withheld to satisfy federal, state or local tax withholding obligations; and (C) Shares purchased by the Company using proceeds from Option exercises.
7.Options. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each Option, including but not limited to: (a) the grant date, which may not be any day prior to the date that the Administrator approves the grant; (b) the number of Shares subject to the Option; (c) the exercise price, which may never be less than the Fair Market Value of the Shares subject to the Option as determined on the date of grant; (d) the terms and conditions of vesting and exercise; (e) the term, except that an Option must terminate no later than ten (10) years after the date of grant; and (f) the manner of payment of the exercise price. To the extent previously approved by the Administrator (which approval may be set forth in an Award agreement or in administrative rules), and subject to such procedures as the Administrator may specify, the payment of the exercise price of Options may be made by (i)

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delivery of cash or other Shares or other securities of the Company (including by attestation) having a then Fair Market Value equal to the purchase price of such Shares, (ii) by delivery (including by fax) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the Shares and deliver the sale or margin loan proceeds directly to the Company to pay for the exercise price, (iii) by surrendering the right to receive Shares otherwise deliverable to the Participant upon exercise of the Award having a Fair Market Value at the time of exercise equal to the total exercise price, or (iv) by any combination of (i), (ii) and/or (iii). Except to the extent otherwise set forth in an Award agreement, a Participant shall have no rights as a holder of Stock as a result of the grant of an Option until the Option is exercised, the exercise price and applicable withholding taxes are paid and the Shares subject to the Option are issued thereunder.
8.Stock Appreciation Rights. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each SAR, including but not limited to: (a) the grant date, which may not be any day prior to the date that the Administrator approves the grant; (b) the number of Shares to which the SAR relates; (c) the grant price, which may never be less than the Fair Market Value of the Shares subject to the SAR as determined on the date of grant; (d) the terms and conditions of exercise or maturity, including vesting; (e) the term, provided that an SAR must terminate no later than ten (10) years after the date of grant; and (f) whether the SAR will be settled in cash, Shares or a combination thereof.
9.Stock, Restricted Stock and Stock Unit Awards. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each award of Shares, Restricted Stock, Restricted Stock Units, or Performance Stock Units, including but not limited to: (a) the number of Shares and/or units granted under the Award; (b) whether, as a condition for the Participant to realize all or a portion of the benefit provided under the Award, one or more Performance Goals must be achieved during such period as the Administrator specifies; (c) the length of the vesting and/or performance period and, if different, the date on which payment of the benefit provided under the Award will be made; and (d) with respect to Restricted Stock Units and Performance Stock Units, whether to settle such Awards in cash, in Shares (including Restricted Stock), or in a combination of cash and Shares.
10.Other Stock-Based Awards. Subject to the terms of this Plan, the Administrator may grant to a Participant shares of unrestricted Stock as replacement for other compensation to which the Participant is entitled, such as in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, or as a bonus.
11.Dividends and Dividend Equivalents.
(a)Prohibitions. In no event may dividends or Dividend Equivalents be awarded with respect to Options, SARs or any other stock-based award that is not a grant of Restricted Stock, Restricted Stock Units or Performance Stock Units. Notwithstanding anything to the contrary in this Plan, and for the avoidance of doubt, this Plan expressly prohibits the payment of dividends or Dividend Equivalents on unvested Awards for all equity Award types, provided that Section 11(b) and 11(c) shall apply to Awards when and if they become vested.
(b)Dividends. If cash dividends are paid on the Stock while shares of Restricted Stock are unvested, then such dividends will either, at the discretion of the Administrator, be (i)

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automatically reinvested as additional shares of Restricted Stock that are subject to the same terms and conditions, including the risk of forfeiture, as the original grant of Restricted Stock, or (ii) paid in cash at the same time and the same extent that the Restricted Stock vests. For clarity, in no event will dividends be distributed to a Participant unless, until and to the same extent as the underlying Restricted Stock vests.
(c)Dividend Equivalents. An award of Restricted Stock Units or Performance Stock Units may include the right to receive Dividend Equivalents. Dividend Equivalents will either, at the discretion of the Administrator, be (i) accumulated and paid, in cash or Shares in the Administrator’s discretion, at the same time and to the same extent that the tandem Award vests or is earned or (ii) reinvested in additional units that are subject to the same terms and conditions (including vesting and forfeiture) as the tandem Award. For clarity, in no event will a Participant receive payment of Dividend Equivalents unless, until and to the same extent as the tandem Award vests and is paid.
12.Minimum Vesting Period; Discretion to Accelerate Vesting.
(a)Minimum Vesting Period. All Awards granted under the Plan shall have a minimum vesting period of one year from the date of grant, provided that such minimum vesting period will not apply to Awards with respect to up to 5% in the aggregate of the total number of Shares reserved pursuant to Section 6(a).
(b)Discretion to Accelerate. Notwithstanding Section 12(a), the Administrator may accelerate the vesting of an Award or deem an Award to be earned, in whole or in part, in the event of a Participant’s death, Disability, retirement, or termination without Cause, or as provided in Section 17 or upon any other event as determined by the Administrator in its sole and absolute discretion.
13.Transferability. Awards are not transferable, including to any financial institution, other than by will or the laws of descent and distribution, unless and to the extent the Administrator allows a Participant to: (a) designate in writing a beneficiary to exercise the Award or receive payment under the Award after the Participant’s death; (b) transfer an Award to the former spouse of the Participant as required by a domestic relations order incident to a divorce; or (c) transfer an Award; provided, however, that with respect to clause (c) above the Participant may not receive consideration for such a transfer of an Award.
14.Termination and Amendment of Plan; Amendment, Modification or Cancellation of Awards.
(a)Term of Plan. Unless the Board earlier terminates this Plan pursuant to Section 14(b), this Plan will terminate on, and no further Awards may be granted under this Plan, after the tenth (10th) anniversary of the Effective Date.
(b)Termination and Amendment. The Board or the Administrator may amend, alter, suspend, discontinue or terminate this Plan at any time, subject to the following limitations:
(i)the Board must approve any amendment of this Plan to the extent the Company determines such approval is required by: (A) prior action of the Board, (B) applicable corporate law, or (C) any other applicable law;

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(ii)the Board must approve any amendment of this Plan to increase the number of Shares specified in Section 6(a), except as permitted by Section 16; and
(iii)no amendment may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent.
If the Board or the Administrator takes any action under this Plan that is not, at the time of such action, authorized by this Plan, but that could be authorized by this Plan as amended by the Board or the Administrator, as applicable, the Board or Administrator action will be deemed to constitute an amendment to this Plan to authorize such action to the extent permissible under applicable law and the requirements of any principal securities exchange or market on which the Shares are then traded.
(c)Amendment, Modification, Cancellation and Disgorgement of Awards.
(i)Except as provided in Section 14(e) and subject to the requirements of this Plan, the Administrator may modify, amend or cancel any Award, or waive any restrictions or conditions applicable to any Award or the exercise of the Award; provided that, except as otherwise provided in the Plan or the Award agreement, any modification or amendment that materially diminishes the rights of the Participant, or the cancellation of an Award, shall be effective only if agreed to by the Participant or any other person(s) as may then have an interest in such Award, but the Administrator need not obtain Participant (or other interested party) consent for the modification, amendment or cancellation of an Award pursuant to the provisions of subsection (ii) or Section 16 or as follows: (A) to the extent the Administrator deems such action necessary to comply with any applicable law or the listing requirements of any principal securities exchange or market on which the Shares are then traded; (B) to the extent the Administrator deems necessary to preserve favorable accounting or tax treatment of any Award for the Company; or (C) to the extent the Administrator determines that such action does not materially and adversely affect the value of an Award or that such action is in the best interest of the affected Participant (or any other person(s) as may then have an interest in the Award). Notwithstanding the foregoing, unless determined otherwise by the Administrator, any such amendment shall be made in a manner that will enable an Award intended to be exempt from Code Section 409A to continue to be so exempt, or to enable an Award intended to comply with Code Section 409A to continue to so comply.
(ii)Notwithstanding anything to the contrary in an Award agreement, the Administrator shall have full power and authority to terminate or cause the Participant to forfeit the Award, and require the Participant to disgorge to the Company any gains attributable to the Award, if the Participant engages in any action constituting, as determined by the Administrator in its discretion, Cause for termination, or a breach of a material Company policy, any Award agreement or any other agreement between the Participant and the Company or an Affiliate concerning noncompetition, nonsolicitation, confidentiality, trade secrets, intellectual property, nondisparagement or similar obligations.
(iii)Any Awards granted pursuant to this Plan, and any Stock issued or cash paid pursuant to an Award, shall be subject to any recoupment or clawback policy that is

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adopted by, or any recoupment or similar requirement otherwise made applicable by law, regulation or listing standards to, the Company from time to time.
(d)Survival of Authority and Awards. Notwithstanding the foregoing, the authority of the Board and the Administrator under this Section 14 and to otherwise administer the Plan with respect to then-outstanding Awards will extend beyond the date of this Plan’s termination. In addition, termination of this Plan will not affect the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards will continue in force and effect after termination of this Plan except as they may lapse or be terminated by their own terms and conditions.
(e)Repricing and Backdating Prohibited. Notwithstanding anything in this Plan to the contrary, and except for the adjustments provided for in Section 16, neither the Administrator nor any other person may (i) amend the terms of outstanding Options or SARs to reduce the exercise or grant price of such outstanding Options or SARs; (ii) cancel outstanding Options or SARs in exchange for Options or SARs with an exercise or grant price that is less than the exercise or grant price of the original Options or SARs; or (iii) cancel outstanding Options or SARs with an exercise or grant price above the current Fair Market Value of a Share in exchange for cash or other securities. In addition, the Administrator may not make a grant of an Option or SAR with a grant date that is effective prior to the date the Administrator takes action to approve such Award.
(f)Foreign Participation. To assure the viability of Awards granted to Participants employed or residing in foreign countries, the Administrator may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, accounting or custom. Moreover, the Administrator may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Administrator approves for purposes of using this Plan in a foreign country will not affect the terms of this Plan for any other country.
15.Taxes.
(a)Withholding. In the event the Company or one of its Affiliates is required to withhold any Federal, state or local taxes or other amounts in respect of any income recognized by a Participant as a result of the grant, vesting, payment or settlement of an Award or disposition of any Shares acquired under an Award, the Company may satisfy such obligation by:
(i)If cash is payable under an Award, deducting (or requiring an Affiliate to deduct) from such cash payment the amount needed to satisfy such obligation;
(ii)If Shares are issuable under an Award, then to the extent previously approved by the Administrator (which approval may be set forth in an Award agreement or in administrative rules), and subject to such procedures as the Administrator may specify, (A) withholding Shares having a Fair Market Value equal to such obligations; or (B) allowing the Participant to elect to (1) have the Company or its Affiliate withhold Shares otherwise issuable under the Award, (2) tender back Shares received in connection with such Award or (3) deliver other previously owned Shares, in each case

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having a Fair Market Value equal to the amount to be withheld; provided that the amount to be withheld under this clause (ii) may not exceed the total maximum statutory tax withholding obligations associated with the transaction to the extent needed for the Company and its Affiliates to avoid an accounting charge. If an election is provided, the election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Administrator requires; or
(iii)Deducting (or requiring an Affiliate to deduct) the amount needed to satisfy such obligation from any wages or other payments owed to the Participant, requiring such Participant to pay to the Company or its Affiliate, in cash, promptly on demand, or make other arrangements satisfactory to the Company or its Affiliate regarding the payment to the Company or its Affiliate of the amount needed to satisfy such obligation.
(b)No Guarantee of Tax Treatment. Notwithstanding any provisions of this Plan to the contrary, the Company does not guarantee to any Participant or any other Person with an interest in an Award that (i) any Award intended to be exempt from Code Section 409A shall be so exempt, (ii) any Award intended to comply with Code Section 409A shall so comply, or (iii) any Award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any Affiliate be required to indemnify, defend or hold harmless any individual with respect to the tax consequences of any Award.
16.Adjustment and Change of Control Provisions.
(a)Adjustment of Shares. If (i) the Company shall at any time be involved in a merger or other transaction in which the Shares are changed or exchanged; (ii) the Company shall subdivide or combine the Shares or the Company shall declare a dividend payable in Shares, other securities (other than stock purchase rights issued pursuant to a stockholder rights agreement) or other property; (iii) the Company shall effect a cash dividend the amount of which, on a per Share basis, exceeds ten percent (10%) of the Fair Market Value of a Share at the time the dividend is declared, or the Company shall effect any other dividend or other distribution on the Shares in the form of cash, or a repurchase of Shares, that the Board determines by resolution is special or extraordinary in nature or that is in connection with a transaction that the Company characterizes publicly as a recapitalization or reorganization involving the Shares; or (iv) any other event shall occur, which, in the case of this clause (iv), in the judgment of the Administrator necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Administrator shall, in such manner as it may deem equitable to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, adjust any or all of: (A) the number and type of Shares subject to this Plan (including the number and type of Shares described in Section 6(a)) and which may after the event be made the subject of Awards; (B) the number and type of Shares subject to outstanding Awards; (C) the grant, purchase, or exercise price with respect to any Award; and (D) the Performance Goals of an Award. In any such case, the Administrator may also (or in lieu of the foregoing) make provision for a cash payment to the holder of an outstanding Award in exchange for the cancellation of all or a portion of the Award (without the consent of the holder of an Award) in an amount determined by the Administrator effective at such time as the Administrator specifies (which may be the time such transaction or event is effective). Further, the number of Shares subject to any Award payable or denominated in Shares must always be a whole number. In any event,

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previously granted Options or SARs are subject to only such adjustments as are necessary to maintain the relative proportionate interest the Options and SARs represented immediately prior to any such event and to preserve, without exceeding, the value of such Options or SARs.
Without limitation, in the event of any reorganization, merger, consolidation, combination or other similar corporate transaction or event, whether or not constituting a Change of Control (other than any such transaction in which the Company is the continuing corporation and in which the outstanding Stock is not being converted into or exchanged for different securities, cash or other property, or any combination thereof), the Administrator may substitute, on an equitable basis as the Administrator determines, for each Share then subject to an Award and the Shares subject to this Plan (if the Plan will continue in effect), the number and kind of shares of stock, other securities, cash or other property to which holders of Stock are or will be entitled in respect of each Share pursuant to the transaction.
Notwithstanding the foregoing, in the case of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend) or subdivision or combination of the Shares (including a reverse stock split), if no action is taken by the Administrator, adjustments contemplated by this subsection that are proportionate shall nevertheless automatically be made as of the date of such stock dividend or subdivision or combination of the Shares.
(b)Issuance or Assumption. Notwithstanding any other provision of this Plan, and without affecting the number of Shares otherwise reserved or available under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, the Administrator may authorize the issuance or assumption of awards under this Plan upon such terms and conditions as it may deem appropriate.
17.Effect of Change of Control.
(a)Upon a Change of Control, except to the extent otherwise provided in an applicable Award agreement or by the Administrator prior to the date of the Change of Control, if the successor or surviving corporation (or parent thereof) so agrees, then, without the consent of any Participant (or other person with rights in an Award), some or all outstanding Awards may be assumed, or replaced with the same type of award with similar terms and conditions, by the successor or surviving corporation (or parent thereof) in the Change of Control transaction, subject to the following requirements:
(i)Each Award which is assumed by the successor or surviving corporation (or parent thereof) shall be appropriately adjusted, immediately after such Change of Control, to apply to the number and class of securities which would have been issuable to the Participant upon the consummation of such Change of Control had the Award been exercised, vested or earned immediately prior to such Change of Control, and such other appropriate adjustments in the terms and conditions of the Award shall be made.
(ii)If the securities to which the Awards relate after the Change of Control are not listed and traded on a national securities exchange, then (1) the Participant shall be provided the option, upon exercise or settlement of an Award, to elect to receive, in lieu of the issuance of such securities, cash in an amount equal to the fair value equal of the securities that would have otherwise been issued and (2) for purposes of determining

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such fair value, no reduction shall be taken to reflect a discount for lack of marketability, minority interest or any similar consideration.
(iii)Upon the Participant’s termination of employment within one year following the Change of Control (1) by the successor or surviving corporation without Cause, (2) by reason of death or Disability, or (3) by the Participant for “good reason,” as defined in any Award agreement or any employment, retention, change of control, severance or similar agreement between the Participant and the Company or any Affiliate, if any, all of the Participant’s Awards that are in effect as of the date of such termination shall vest in full or be deemed earned in full (assuming target performance goals provided under such Award were met, if applicable) effective on the date of such termination. In the event of any other termination of employment within one year after a Change of Control that is not described herein, the terms of the Award agreement shall apply.
(b)To the extent the purchaser, successor or surviving entity (or parent thereof) in the Change of Control transaction does not assume the Awards or issue replacement awards as provided in clause (i) (including, for the avoidance of doubt, by reason of a Participant’s termination of employment upon the occurrence of the Change of Control), then immediately prior to the date of the Change of Control, except to the extent otherwise provided in an applicable Award agreement and unless the Administrator otherwise determines prior to the Change of Control:
(i)Each Award that is then held by a Participant who is employed by or in the service of the Company or an Affiliate immediately prior to the Change of Control shall become immediately and fully vested assuming, with respect to Awards subject to Performance Goals for which the performance period has not expired as of the Change of Control, that all Performance Goals were met at target. For the avoidance of doubt, if the performance period of an Award had expired prior to the Change of Control, then such Awards will vest based on the actual level of performance achieved during the performance period. In addition, if the Company enters into an agreement or series of agreements or the Board adopts a resolution that results in the occurrence a Change of Control at a later date, and the employment of a Participant is terminated after and as the sole result of the entering into of such agreement or series of agreements or the adoption of such resolution but prior to the Change of Control, then, to the extent reasonably practicable, such Participant whose employment was so terminated shall be treated as though the Participant was employed immediately prior to the Change of Control for purposes of this subsection (b) and any Awards previously forfeited as a result of such termination of employment shall be reinstated or, if so determined by the Company, the Participant shall instead be eligible to receive a cash payment approximating the value of such Awards.
(ii)All vested Awards shall be settled or paid in accordance with the terms of the Award agreement (including payment of any accrued dividends and Dividend Equivalents), in all cases as of immediately prior to the occurrence of the Change of Control.
(iii)Notwithstanding (ii), the Company may cancel all vested Awards on the date of the Change of Control in exchange for a cash payment. With respect to Options

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and SARs, the cash payment shall equal to the excess of the Change of Control Price (as defined below) of the Shares covered by the Option or SAR that is so cancelled over the purchase or grant price of such Shares under the Award, provided, however, that all Options and SARs that have a purchase or grant price that is greater than the Change of Control Price shall be cancelled for no consideration. With respect to Restricted Stock, Restricted Stock Units, and Performance Stock Units, the cash payment shall equal the Change of Control Price multiplied by the number of vested shares or units, as applicable, plus the amount of any accrued by unpaid cash dividends or Dividend Equivalents, if any.
“Change of Control Price” shall mean the per share price paid or deemed paid in the Change of Control transaction, as determined by the Administrator. For purposes of this clause (iii), if the value of an Award is based on the Fair Market Value of a Share, Fair Market Value shall be deemed to mean the Change of Control Price.
(c)Application of Limits on Payments. Except to the extent the Participant has in effect an employment or similar agreement with the Company or any Affiliate or is subject to a policy that provides for a more favorable result to the Participant upon a Change of Control, in the event that the Company’s legal counsel determine that any payment, benefit or transfer by the Company under this Plan or any other plan, agreement, or arrangement to or for the benefit of the Participant (in the aggregate, the “Total Payments”) to be subject to the tax (“Excise Tax”) imposed by Code Section 4999 but for this subsection (c), then, notwithstanding any other provision of this Plan to the contrary, the Total Payments shall be delivered either (i) in full or (ii) in an amount such that the value of the aggregate Total Payments that the Participant is entitled to receive shall be One Dollar ($1.00) less than the maximum amount that the Participant may receive without being subject to the Excise Tax, whichever of (i) or (ii) results in the receipt by the Participant of the greatest benefit on an after-tax basis (taking into account applicable federal, state and local income taxes and the Excise Tax). In the event that (ii) results in a greater after-tax benefit to the Participants, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (A) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (B) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (C) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the parachute payments).
18.Miscellaneous.
(a)Other Terms and Conditions. The Administrator may provide in any Award agreement such other provisions (whether or not applicable to the Award granted to any other Participant) as the Administrator determines appropriate to the extent not otherwise prohibited by the terms of the Plan. No provision in an Award agreement shall limit the Administrator’s discretion hereunder unless such provision specifically so provides for such limitation.
(b)Employment and Service. The issuance of an Award shall not confer upon a Participant any right with respect to continued employment or service with the Company or any

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Affiliate. Unless determined otherwise by the Administrator, for purposes of the Plan and all Awards, the following rules shall apply:
(i)a Participant who transfers employment between the Company and its Affiliates, or between Affiliates, will not be considered to have terminated employment;
(ii)a Participant who ceases to be employed by the Company or an Affiliate and immediately thereafter becomes a Non-Employee Director, a non-employee director of an Affiliate, or a consultant to the Company or any Affiliate shall not be considered to have terminated employment until such Participant’s service as a director of, or consultant to, the Company and its Affiliates has ceased; and
(iii)a Participant employed by an Affiliate will be considered to have terminated employment when such entity ceases to be an Affiliate.
Notwithstanding the foregoing, for purposes of an Award that is subject to Code Section 409A, if a Participant’s termination of employment or service triggers the payment of compensation under such Award, then the Participant will be deemed to have terminated employment or service upon his or her “separation from service” within the meaning of Code Section 409A. Notwithstanding any other provision in this Plan or an Award to the contrary, if any Participant is a “specified employee” within the meaning of Code Section 409A as of the date of his or her “separation from service” within the meaning of Code Section 409A, then, to the extent required to avoid the imposition of additional taxes under Code Section 409A, any payment made to the Participant on account of such separation from service shall not be made before a date that is six months after the date of the separation from service.
(c)No Fractional Shares. No fractional Shares or other securities may be issued or delivered pursuant to this Plan, and the Administrator may determine whether cash, other securities or other property will be paid or transferred in lieu of any fractional Shares or other securities, or whether such fractional Shares or other securities or any rights to fractional Shares or other securities will be canceled, terminated or otherwise eliminated with or without consideration.
(d)Unfunded Plan; Awards Not Includable for Benefits Purposes. This Plan is unfunded and does not create, and should not be construed to create, a trust or separate fund with respect to this Plan’s benefits. This Plan does not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of an Award granted under this Plan, such rights are no greater than the rights of the Company’s general unsecured creditors. Income recognized by a Participant pursuant to an Award shall not be included in the determination of benefits under any employee pension benefit plan (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) or group insurance or other benefit plans applicable to the Participant which are maintained by the Company or any Affiliate, except as may be provided under the terms of such plans or determined by resolution of the Board.
(e)Requirements of Law and Securities Exchange. The granting of Awards and the issuance of Shares in connection with an Award are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of this Plan or any award

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agreement, the Company has no liability to deliver any Shares under this Plan or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity, and unless and until the Participant has taken all actions required by the Company in connection therewith. The Company may impose such restrictions on any Shares issued under the Plan as the Company determines necessary or desirable to comply with all applicable laws, rules and regulations or the requirements of any national securities exchanges.
(f)Code Section 409A. Any Award granted under this Plan shall be provided or made in such manner and at such time as to either make the Award exempt from, or comply with, the provisions of Code Section 409A, to avoid a plan failure described in Code Section 409(a)(1), and the provisions of Code Section 409A are incorporated into this Plan to the extent necessary for any Award that is subject to Code Section 409A to comply therewith.
(g)Governing Law; Venue. This Plan, and all agreements under this Plan, will be construed in accordance with and governed by the laws of the State of Florida, without reference to any conflict of law principles. Any legal action or proceeding with respect to this Plan, any Award or any award agreement, or for recognition and enforcement of any judgment in respect of this Plan, any Award or any award agreement, may only be brought and determined in (i) a court sitting in the State of Florida, and (ii) a “bench” trial, and any party to such action or proceeding shall agree to waive its right to a jury trial.
(h)Limitations on Actions. Any legal action or proceeding with respect to this Plan, any Award or any award agreement, must be brought within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint.
(i)Construction. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used in the singular or plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply. Titles of sections are for general information only, and this Plan is not to be construed with reference to such titles. The title, label or characterization of an Award in an award agreement or in the Company’s public filings or other disclosures shall not be determinative as to which specific Award type is represented by the award agreement. Instead, the Administrator may determine which specific type(s) of Award(s) is (are) represented by any award agreement, at the time such Award is granted or at any time thereafter. Except to the extent otherwise provided in the applicable award agreement, in the case of any Award that includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Award holder’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment.
(j)Severability. If any provision of this Plan or any award agreement or any Award (i) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or (ii) would cause this Plan, any award agreement or any Award to violate or be disqualified under any law the Administrator deems applicable, then such provision should be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Administrator, materially altering the intent of this Plan, award agreement or Award, then such provision should be stricken as to such

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jurisdiction, person or Award, and the remainder of this Plan, such award agreement and such Award will remain in full force and effect.
19.No Stockholder Approval Required. It is expressly intended that approval of the Company’s stockholders not be required as a condition of the effectiveness of the Plan, and the Plan’s provisions shall be interpreted in a manner consistent with such intent for all purposes. Specifically, Nasdaq Stock Market Rule 5635(c) generally requires stockholder approval for stock option plans or other equity compensation arrangements adopted by companies whose securities are listed on the Nasdaq Stock Market pursuant to which stock awards or stock may be acquired by officers, directors, employees or consultants of such companies. Nasdaq Stock Market Rule 5635(c)(4) provides an exemption in certain circumstances for “employment inducement” awards (within the meaning of Nasdaq Stock Market Rule 5635(c)(4)). Notwithstanding anything to the contrary herein, Awards under the Plan may only be made to employees who have not previously been an employee or director of the Company or a Subsidiary, or following a bona fide period of non-employment by the Company or a Subsidiary, in each case as an inducement material to the employee’s entering into employment with the Company or a Subsidiary. Accordingly, pursuant to Nasdaq Stock Market Rule 5635(c)(4), the issuance of Awards and the shares of Common Stock issuable upon exercise, vesting or settlement of such Awards pursuant to the Plan are not subject to the approval of the Company’s stockholders.

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